EXHIBIT 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the use in this proxy statement/prospectus forming a part of the Registration Statement on Form S-4 filed by Premier Financial Bancorp, Inc. of our report dated April 15, 2009, relating to our audit of the consolidated financial statements of Abigail Adams National Bancorp, Inc. and subsidiaries, appearing in the proxy statement/prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption "Experts" included in this Registration Statement.

                            /s/ McGladrey & Pullen, LLP

Frederick, Maryland
June 17, 2009

McGladrey & Pullen, LLP is a member firm of RSM International –
an affiliation of separate and independent legal entities.